                                                                    EXHIBIT 10.8

                   FIRST AMENDMENT TO DISTRIBUTION AGREEMENT
                   -----------------------------------------


This is the first Amendment to the Distribution Agreement between Merck & Co., Inc. ("MERCK") and Roberts Laboratories, Inc. ("ROBERTS") dated February 23, 1995. This Amendment shall be in effect from October 1, 1995 through March 31, 1996.

WHEREAS, ROBERTS and MERCK wish to amend the Distribution Agreement between them to reflect certain agreements between the parties entered into since the Execution Date of the Distribution Agreement;

WHEREAS, ROBERTS and MERCK wish to alter the payment period for COGS under the Agreement, to allow ROBERTS to make three equal monthly payments of the quarterly invoice instead of one payment of the quarterly invoice due 30 days after receipt of the invoice.

NOW, THEREFORE, ROBERTS and MERCK agree as follows:

(1) Section 3.4(c) of the Agreement shall be amended to provide as follows in its entirety:

     "(c) ROBERTS shall make separate COGS payments to MERCK for all COGS purchased. MERCK shall invoice ROBERTS at the beginning of each Contract Quarter for COGS, and ROBERTS shall make three separate payments in equal amounts of the invoice, each payment to be due on the last business day of each month of the Contract Quarter. Any payment not received on or before the date specified shall bear interest at the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum permitted by law."

(2) Section 3.5 of the Agreement shall be amended to provide as follows in its entirety:

"3.5 ROBERTS shall make payments to MERCK on a quarterly basis, within 45 days of the close of each Contract Quarter, except that payment for COGS shall be made in accordance with Section 3.4(c). Any invoice not paid when due shall bear interest at the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum rate permitted by law. Each quarterly payment shall be calculated on the basis of Net Sales for that quarter as provided in Section 3.4(a), provided, however, that not quarterly payment shall be less than one fourth of the Guaranteed Minimum Payment exclusive of COGS payments. For Net Sales up to and including Baseline Net Sales, the quarterly payment shall be adjusted to reflect COGS payments made to MERCK for the Net Sales in that Contract Quarter. If, during a Contract Quarter, cumulative Net Sales for the year exceed Baseline Net Sales, the quarterly payments shall be calculated as provided in Section 3.4(b). In the event that the sum of ROBERTS's first three quarterly payments in a calendar year is more or less than the actual amount due, ROBERTS shall make an adjustment to reflect the difference in the fourth quarter payment. (A sample calculation of amounts due under this Section 3.5 is attached to this Agreement as Schedule II.)"

(3) The effective date of this First Amendment is October 1, 1995 and it shall be in effect until March 31, 1996, at which time, the original sections of the Agreement amended herein shall take effect as they originally appeared in the Distribution Agreement.

(4) Except as amended herein, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

MERCK & CO., INC.                 ROBERTS LABORATORIES, INC.

    /s/ Signature Illegible
By:_________________________      By: Anthony P. Marts
                                     -----------------------------
Title:Vice President for DWA      Title: V.P. - Finance
      ----------------------            --------------------------

Date:   10/23/95                  Date:   11/2/95
     -----------------------           ---------------------------


                                     ROBERTS PHARMACEUTICAL
                                     CORPORATION


                                     By: Anthony A. Rascio
                                        ---------------------------
                                     Title:     VP
                                           ------------------------

                                     Date:    11/3/95
                                          -------------------------

                            DISTRIBUTION AGREEMENT
                            ----------------------


     This Agreement, by and between Merck & Co., Inc., a New Jersey corporation, having an address at One Merck Drive, Whitehouse Station, New Jersey 08889-0100 ("MERCK"), and Roberts Laboratories, Inc. a New Jersey Corporation, having an address at Meridian Center II, 4 Industrial Way West, Eatontown, NJ 07724 ("ROBERTS"), shall be effective as of 23 Feb. 1995 (the "Execution Date").

                                   WITNESSETH
                                   ----------

     WHEREAS, ROBERTS is engaged in the distribution and marketing of prescription and OTC pharmaceuticals; and

     WHEREAS, MERCK is engaged in the research and development, manufacture, marketing and distribution of pharmaceutical products, and currently manufactures and sells the human prescription pharmaceutical product containing the compound norfloxacin as the sole active ingredient, under the trademark "NOROXIN"; and

     WHEREAS, MERCK and ROBERTS desire that ROBERTS be appointed as the sole distributor in the United States of this product in accordance with the terms of this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

1.    DEFINITIONS
      -----------

     The following terms as used in this Agreement will have the meanings set forth below:

1.1 "Product" shall mean the MERCK brand of human prescription pharmaceutical oral dosage forms containing the compound norfloxacin as the sole active ingredient, sold under the trademark "NOROXIN."

1.2 "Advertising & Promotion / Sales Force Allowance" shall be the amount of $4,000,000 in each calendar year of this Agreement in consideration of ROBERTS advertising, promoting and selling Product and incurring expenses associated therewith.

1.3    "Baseline Net Sales", for each calendar year, shall mean:

           Year                Baseline Net Sales
    (Full Calendar Year)          (US. $ OOOs)
    --------------------          ------------
           1995                     $*
           1996                      27,184
           1997                      24,348
           1998                      21,872
           1999                      19,619
           2000                      17,599
           2001                      15,786
     The parties hereto agree that Baseline Net Sales may be adjusted for any calendar year in the event of a shortage of Product due to recall of Product. (*The Baseline Net Sales figure for 1995 shall be determined at the Execution Date and equal $30,305,000 less Net Sales of Product by MERCK between January 1, 1995 and the Execution Date.)

1.4 "Baseline Sales Compensation" shall mean eighty per cent (80%) of Net Sales of Product up to and including Baseline Net Sales.

1.5 "Contract Quarter" shall mean the period from the Execution Date through March 31, 1995, and each successive period of three (3) consecutive calendar months ending on June 30, September 30, December 31 or March 31 as the case may be during the term of this Agreement.

1.6 "Cost of Goods Sold" or "COGS"' shall equal $.40 per tablet multiplied by the number of tablets of Product purchased by ROBERTS, provided, however, that if in any calendar year, the price of active ingredient for Product to MERCK rises by greater than ten percent (10%) from the previous year, MERCK may exercise the option to request that the parties engage in good faith negotiations regarding an increase in COGS.

1.7 "Detail" shall mean a face-to-face meeting, in an individual or group practice setting, between a ROBERTS professional representative and either a urologist, gynecologist or High-Prescribing Primary Care Physician, during which Product information is communicated to such physician. A "High-Prescribing Primary Care Physician" shall be a primary care physician who prescribes anti-infectives and urological products at a significantly greater rate than average primary care physicians. A "First Position Detail" shall be a Detail where Product information is the first pharmaceutical product information conveyed to the physician by the professional representative. A "Second Position Detail" shall be a Detail where Product information is the second pharmaceutical product information conveyed to the physician by the professional representative. A "Tertiary Position Detail" shall be a Detail where Product information is the third pharmaceutical product information conveyed to the physician by the professional representative. When used as a verb, "Detail" shall mean to engage in a Detail.

1.8    "FDA" shall mean the U.S. Food and Drug Administration.

1.9 "General & Administrative Allowance" shall be the sum of 10% of Net Sales up to and including Baseline Net Sales and 5% of Net Sales over Baseline Net Sales in a calendar year in consideration of ROBERTS incurring general and administrative expenses associated with sale of Product (other than those expenses associated with the "Advertising and Promotion / Sales Force Allowance") including, but not limited to, order taking, management and insurance directly related to Product.

1.10 "Guaranteed Minimum Payment", for each calendar year, shall mean:

               Year                           Guaranteed Minimum Payment
        (Full Calendar Year)                       (in U.S. $00s)
       ----------------------                     ----------------

               1995                                    $8,333
               1996                                     8,800
               1997                                     8,000
               1998                                     7,100
               1999                                     6,400
               2000                                     5,700
               2001                                     5,100

1.11    "HCFA" shall mean the Health Care Financing Administration.

1.12 "Manufacture" shall mean all operations of MERCK in the formulation, packaging, labeling, warehousing and quality control testing of Product.

1.13 "NDC number" shall mean National Drug Code number, which is the complete identifying drug number maintained by the FDA for pharmaceutical products, including the labeler code, product code and package size code.

1.14    "Net Sales" shall mean the gross amount invoiced by

ROBERTS for Product sold to its customers, less cash discounts, returns and allowances, customary trade and/or quantity discounts actually allowed, and any rebates actually paid by ROBERTS.

1.15 "Sample" shall mean a unit of Product that is not intended to be sold and is intended to promote the sale of Product.

1.16 "Territory" shall mean the fifty states of the United States of America and the District of Columbia.

1.17 "Trademark" shall mean the MERCK trademark NOROXIN(R), and the registration therefor, U.S. Registration No. 1,339,981.

2.    APPOINTMENT OF DISTRIBUTOR
      --------------------------

2.1 MERCK hereby appoints ROBERTS as sole and exclusive distributor of Product in the Territory.

2.2 This Agreement does not constitute a grant to ROBERTS of any property rights or interests other than the rights specifically granted to ROBERTS hereunder, and in no event shall constitute a license or sub-license to Product. MERCK shall retain all rights to applicable new drug applications and registrations with respect to Product.

2.3 The appointment of ROBERTS hereunder as a distributor shall not create a joint venture, or an employer-employee relationship or a principal-agent relationship other than as specifically provided in this Agreement.

2.4 Nothing in this Agreement shall be deemed to authorize ROBERTS to act for, represent, or bind MERCK other than as specifically provided in this Agreement.

2.5 Neither party shall have any responsibility for the hiring, firing, compensation or benefits of the other party's employees. No employee or representative of a party shall have any authority to bind or obligate the other party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party's authorized written approval.

3.     DISTRIBUTOR"S PURCHASE OF PRODUCT
       ---------------------------------

3.1 MERCK shall exercise its best efforts to supply, and ROBERTS shall purchase Product from MERCK as provided in this Article 3 for sale in the Territory, in finished form and packaged with the label bearing ROBERTS's NDC number for Product and disclosing that Product was manufactured by MERCK and distributed by ROBERTS.

3.2 ROBERTS shall furnish to MERCK within sixty (60) days of the effective date of this Agreement its best estimates of the quantities of Product that it will purchase during the first twelve-month period of this Agreement by Contract Quarter. At least one hundred ninety (190) days prior to the beginning of each Contract Quarter commencing with the second calendar quarter of 1996, ROBERTS shall submit to MERCK its best estimates of its purchase requirements of Product ("Estimated Quantity") for that Contract Quarter and the next following Contract Quarter for the remaining term of this Agreement.

3.3    Except in the case of the first, second and third

Contract Quarters of this Agreement, not less than one hundred (100) days prior to the beginning of every Contract Quarter, ROBERTS shall submit to MERCK a firm purchase order for Product, which shall not be less than 75% nor more than 125% of the Estimated Quantity for such Product for each Contract Quarter as updated. ROBERTS shall notify MERCK on or before March 1, 1995 of its firm purchase order for the period April 1, 1995 though September 30, 1995. Notwithstanding the foregoing, MERCK shall make a reasonable effort to comply with any unplanned changes in firm orders but shall not be held liable for its inability to do so.

3.4 The price of Product purchased by ROBERTS hereunder in each calendar year shall be calculated as follows:

     (a) For Net Sales up to and including Baseline Net Sales, ROBERTS shall pay to MERCK eighty per cent (80%) of Net Sales (the "Baseline Sales Compensation") or the sum of the Guaranteed Minimum Payment and COGS applicable to Net Sales for that calendar year, whichever is larger.

     (b) For Net Sales above Baseline Net Sales, ROBERTS shall pay MERCK fifty percent (50%) of Net Sales remaining above the sum of Baseline Sales Compensation, Advertising & Promotion / Sales Force Allowance, General and Administrative Allowance and COGS on Net Sales over Baseline Net Sales applicable to Net Sales for that calendar year. (A sample calculation of amounts due under this Section 3.4 is attached to this Agreement as
     Schedule 1.)

     (c) ROBERTS shall make separate COGS payments to MERCK for all COGS purchased within thirty (30) days of the date of invoice. Any invoice not paid when due shall bear interest at the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum rate permitted by law.

3.5 ROBERTS shall make payments to MERCK on a quarterly basis, within 45 days of the close of each Contract Quarter, except that payment for COGS shall be made within thirty (30) days of the date of invoice. Any invoice not paid when due shall bear interest at the lesser of (i) eighteen percent (18%) per annum or
(ii) the maximum rate permitted by law. Each quarterly payment shall be calculated on the basis of Net Sales for that quarter as provided in Section 3.4(a), provided, however, that no quarterly payment shall be less than one fourth of the Guaranteed Minimum Payment exclusive of COGS payments. For Net Sales up to and including Baseline Net Sales, the quarterly payment shall be adjusted to reflect COGS payments made to MERCK for the Net Sales in that Contract Quarter. If, during a Contract Quarter, cumulative Net Sales for the year exceed Baseline Net Sales, the quarterly payment shall be calculated as provided in Section 3.4(b). In the event that the sum of ROBERTS's first three quarterly payments in a calendar year is more or less than the actual amount due, ROBERTS shall make an adjustment to reflect the difference in the fourth quarter payment. (A sample calculation of amounts due under this Section 3.5 is attached to this Agreement as Schedule 11.)

3.6 ROBERTS shall provide to MERCK within three (3) days of the close of each Contract Quarter, the total amount of Net Sales and tablet volume for that Contract Quarter, or ROBERTS's best estimate thereof if the actual figure is not available. If the figure is estimated, ROBERTS shall provide the actual figure to MERCK as soon as it is available.

4.     DELIVERY AND RISK OF LOSS
       -------------------------

4.1 MERCK shall deliver or arrange for delivery of Product to a carrier designated by ROBERTS, F.O.B. MERCK's facility. Risk of loss or damage to Product passes to ROBERTS upon MERCK's delivery of Product to the carrier.

5.     SPECIFIC RESPONSIBILITIES OF THE PARTIES
       ----------------------------------------

5.1 MERCK shall be responsible for exercising its best efforts to supply Product to ROBERTS in sufficient quantity for ROBERTS to fulfill its responsibilities under this Agreement, subject to

ROBERTS's obligations under Sections 3.2 and 3.3 of this Agreement. In the event of a shortage of active ingredient for Product, MERCK shall not decrease ROBERTS's pro rata percentage of the total quantity of Product Manufactured by MERCK and sold to all customers, including MERCK's own subsidiaries. ROBERTS's pro rata percentage referred to in the preceding sentence shall be the average of ROBERTS's purchases of Product hereunder for the four (4) most recent Contract Quarters prior to the shortage (on a per unit basis) as compared with MERCK's total sales of Product (on a per unit basis) for the same period.

5.2 ROBERTS shall be responsible for all aspects of the distribution, marketing and sales of Product in the Territory. ROBERTS shall exercise its best efforts to promote the sales of Product in the Territory and shall maintain a well-staffed sales force technically trained and knowledgeable about Product, consistent with its obligations hereunder. In particular, ROBERTS shall maintain a field sales force of no fewer than 150 professional representatives during the term of this Agreement. ROBERTS's professional representatives shall engage in a minimum of 100,000 Details in each calendar year of this Agreement, of which a minimum of 63,000 shall be First Position Details, 31,500 shall be Second Position Details, and 5,500 shall be Tertiary Position Details, except that in the first calendar year of this Agreement, ROBERTS's obligation shall be as follows: a minimum of 80,000 Details, of which 50,400 shall be First Position Details, 25,200 shall be Second Position Details, and 4,400 shall be Tertiary Position Details. Lower position Details may be replaced with higher position Details, however, a minimum of 100,000 Details (or 80,000 in the first year) must still be delivered. ROBERTS shall provide to MERCK within forty five
(45) days of the end of each Contract Quarter ROBERTS's internal call reporting records in order to verify Detail and Detail position levels. ROBERTS's failure in any calendar year to maintain the requisite number of professional representatives or to engage in at least ninety five percent (95%) of the requisite number of Details under this Section 5.2 shall be a material breach and give MERCK grounds for immediate termination of this Agreement, notwithstanding the termination provisions set forth in Article 17. ROBERTS shall also conduct active sales promotion programs in order to expand the sales of Product, and shall keep MERCK advised of significant market, economic and regulatory developments that may affect the sale of Product.

5.3 ROBERTS shall store, promote and sell Product in strict adherence to all regulatory, professional, and legal requirements and MERCK promotional policies (copies of which are attached as Schedule I11 to this Agreement), and the American Medical

Association Gifts to Physicians From Industry Guidelines. ROBERTS shall limit its claims of efficacy and safety, both express and implied, for Product in the Territory to those which are consistent with MERCK's approved product circular for Product in the Territory. ROBERTS shall not add, delete or modify claims of efficacy and safety in the promotion of Product. In the event of a breach of this Section 5.3, MERCK agrees to give ROBERTS a reasonable time period under the circumstances, not to exceed thirty (30) days, to cure the breach.
ROBERTS's failure to cure the breach to MERCK's reasonable satisfaction shall be grounds for immediate termination of this Agreement, notwithstanding the termination provisions set forth in Article 17.

5.4 ROBERTS shall do nothing that will jeopardize the goodwill or reputation of MERCK or the reputation of Product. Any breach of this Section 5.4 shall constitute a basis for immediate termination of this Agreement, at MERCK's option, notwithstanding the termination provisions set forth in Article 17.

5.5 Upon execution of this Agreement, MERCK will provide to ROBERTS examples of past promotional materials used by MERCK in its promotion of Product, if any are available, and copies of any correspondence received from regulatory agencies regarding the promotion of Product. ROBERTS shall use such materials as guidance in developing promotional materials for use in promoting Product in accordance with this Agreement. If, in MERCK's sole and exclusive reasonable discretion, any promotional activity or claim made by ROBERTS about Product violates any regulatory or legal requirement, professional standard, MERCK policy or raises product liability concerns, MERCK reserves the right to (i) immediately terminate this Agreement, notwithstanding the termination provisions set forth in Article 17 of this Agreement; or (ii) review and preapprove any promotional labeling or advertising for Product before ROBERTS uses such materials. Prior to any termination of this Agreement by Merck under this provision, MERCK agrees to give ROBERTS a reasonable time period under the circumstances, not to exceed thirty (30) days, to cure the breach. ROBERTS's failure to cure the breach to MERCK's reasonable satisfaction shall be grounds for immediate termination of this Agreement, notwithstanding the termination provisions set forth in Article 17. In the event that MERCK determines that preapproval of promotional material is needed, MERCK shall so notify ROBERTS, and the parties will work together to develop an appropriate preapproval procedure. ROBERTS agrees to revise the promotional materials in accordance with MERCK's instructions.

5.6 MERCK shall provide to ROBERTS a copy of any submissions to the FDA regarding proposed package circular changes. Such notice shall, if possible, include the date MERCK will require ROBERTS, and ROBERTS hereby agrees, to (i) begin using the revised package circular in Detailing, (ii) modify all promotional materials to reflect the revised package circular language and begin using such materials, and (iii) cease use of all promotional materials containing the outdated package circular. MERCK shall provide ROBERTS with immediate notice of any FDA approved package circular changes and ROBERTS hereby agrees to put such revised package circulars into use as soon thereafter as is reasonably possible.

5.7 ROBERTS shall be responsible for submitting to the FDA Form FDA-2253 with samples of all promotional labeling and advertising materials for Product as required under Title 21 of the Code of Federal Regulations, Section 314.81(b)(3). ROBERTS shall provide to MERCK copies of such submissions at the time of those submissions to FDA. ROBERTS shall also provide to MERCK copies of any bulletins and instructions to its professional representatives regarding promotion of Product at the time such materials are provided to the professional representatives. Copies should be sent to the attention of Gail Ryan, Regulatory Liaison, Office of Medical/Legal, Merck & Co., Inc., P.O. Box 4, West Point, PA 19046. MERCK shall retain responsibility for providing to the FDA all other information regarding Product as required by FDA regulations. ROBERTS shall provide to MERCK, in a timely manner, any additional information
regarding Product as   may be required by the FDA or MERCK to meet such
regulatory requirements. MERCK shall provide to ROBERTS copies of any communications from the FDA that affect the distribution, promotion or marketing of Product.

5.8 ROBERTS shall be an Authorized Distributor of Record for Product for purposes of the requirements of the Prescription Drug Marketing Act (the "PDMA") and shall comply with the PDMA, FDA regulations and applicable state law requirements regarding marketing, sale and distribution of Product, including but not limited to, applicable wholesale drug distribution licensing guidelines and requirements. Prior to execution of this Agreement, ROBERTS shall provide to MERCK a copy of its written procedures established to ensure that ROBERTS and all ROBERTS professional representatives comply with the requirements of the PDMA, FDA regulations and applicable state laws. Specifically, such procedures shall include a requirement that ROBERTS notify MERCK immediately upon learning that any Product, or samples of Product, shipped by MERCK to ROBERTS have been lost or have not been received as scheduled. In the event that ROBERTS or any of its professional representatives fails to comply or causes MERCK to fail to comply with any applicable legal requirement and a civil penalty is assessed against MERCK or its employees, then ROBERTS shall hold harmless and indemnity MERCK and its employees from any such civil penalty or other damages or losses related thereto, including attorneys' fees. ROBERTS shall also permit MERCK to conduct, upon reasonable notice, such audits and inspections of books, records and ROBERTS's facilities as are necessary to ensure compliance with the PDMA, FDA regulations and applicable state law requirements regarding marketing, sale and distribution of Product.

5.9 MERCK shall retain responsibility for compliance with the FDA's drug listing regulations, including submitting to the FDA drug listing information for Product.

5.10 Excluding promotional, marketing and distribution activities by ROBERTS, MERCK shall be solely responsible for responding to all communications, comments, requests or inquiries (hereinafter "Communications") of the health care profession or any other third parties relating to Product, including but not limited to responses to requests for medical information regarding Product ("Professional Information Requests"). ROBERTS shall communicate to MERCK any such Communications of which it becomes aware within forty eight (48) hours. ROBERTS shall provide reasonable assistance to MERCK, as MERCK deems necessary, to fully respond to such communications.

5.11 MERCK shall have the sole responsibility for Communications with government agencies concerning Product, except as set forth in Sections 5.7 and
5.12 of this Agreement. MERCK shall provide to ROBERTS copies of any such Communications that affect the distribution, promotion or marketing of Product. ROBERTS shall, as requested by MERCK, provide reasonable assistance to MERCK in responding to Communications from government agencies.

5.12 ROBERTS shall obtain an NDC number for Product and shall have the sole responsibility for payment of rebates, offering of discounts and all reporting and other requirements imposed on "manufacturers" by Section 1927 of the Social Security Act (42 U.S.C. (S)1396r-8) and all other federal statutes and regulations referred to therein or promulgated thereunder, including but not limited to, 38 U.S.C. (S)8126 and 42 U.S.C. (S)256b for sales made by ROBERTS of Product bearing ROBERTS's NDC number. ROBERTS warrants that it has in effect all agreements necessary for Medicaid reimbursement of Product under 42 U.S.C. SS (S)1396r-8, including a HCFA Agreement, an agreement with the Secretary of Veterans Affairs pursuant to 42 U.S.C. (S)8126 (including the

Federal Supply Schedule), and an agreement with the Public Health Service pursuant to 42 U.S.C. (S)256b. ROBERTS shall also have the sole responsibility for payment of rebates and all reporting and other requirements imposed by any and all state laws concerning Medicaid sales, including specifically those obligations imposed by California law, for sales made by ROBERTS of Product bearing ROBERTS's NDC number. ROBERTS shall also compensate MERCK for any increase in rebates or other payments due under the aforesaid laws for Product bearing MERCK's NDC number to the extent such increase is caused by pricing or other actions undertaken by ROBERTS with respect to Product.

5.13 MERCK shall continue to distribute Product bearing MERCK's NDC number up through and including March 31, 1995. ROBERTS shall commence distribution of Product bearing ROBERTS's NDC number on April 1, 1995, at which time MERCK will cease all distribution of Product bearing MERCK's NDC number. For that Product bearing MERCK's NDC number sold by MERCK between the Execution Date of this Agreement and April 1, 1995, MERCK shall pay ROBERTS the sum to which ROBERTS would be entitled under Section 3.4 of this Agreement as if ROBERTS had sold and distributed said Product during that period, net of an amount representing rebates or other payments due under the laws referred to in Section 5.12 of this Agreement for said Product. This amount shall represent MERCK's best estimate, based on historical sales data, of the rebates actually due for sales of Product during this period.

5.14 ROBERTS shall not mix or package Product with any other pharmaceutical or non-pharmaceutical substance nor shall ROBERTS use Product in any clinical trials.

5.15 ROBERTS shall be responsible for all returns and disposal of Product bearing ROBERTS's NDC number once ROBERTS has received Product from MERCK.

5.16 MERCK shall provide to ROBERTS reasonable and necessary technical, clinical and medical support in order for ROBERTS to carry out its obligations under this Agreement.

5.17 ROBERTS shall adhere to and comply with all MERCK guidelines with respect to storage and handling of Product. (A copy of MERCK's current guidelines is attached hereto as Schedule IV.) ROBERTS also acknowledges receipt of MERCK's audit report regarding ROBERTS's warehouse facility where Product is to be stored. ROBERTS agrees to rectify to its best efforts and to MERCK's reasonable satisfaction, the items listed for corrective action in such report and to provide MERCK with evidence thereof prior to delivery by MERCK of the first shipment of Product under this Agreement. MERCK reserves the right to reinspect the warehouse facility, upon reasonable notice, to review compliance with the foregoing and all other provisions of this Agreement. ROBERTS shall not relocate the storage of Product to a different location without MERCK's prior consent, which MERCK shall not unreasonably withhold.

6.     EXCLUSIVITY
       -----------

6.1 ROBERTS shall not promote, market or distribute, or enter into any agreement to promote, market or distribute, any fluoroquinolones other than Product during the term of this Agreement.

7.     TRADEMARK
       ---------

7.1 Product distributed and sold by ROBERTS shall be in strict accordance with the standards and specifications of MERCK, and ROBERTS shall not distribute or sell any Product under the Trademark which for any reason fails to comply with such standards and specifications.

7.2 In order to ensure that Product continues to meet the standards and specifications described in the applicable NDA, ROBERTS will allow MERCK access to its premises where Product is stored for the purpose of quality inspection during normal business hours and subject to reasonable notice. MERCK shall have the right to inspect, test and take samples of stored Product.

7.3 ROBERTS shall use the Trademark only in such form and manner as approved in writing by MERCK. ROBERTS shall not use the Trademark in any manner whatsoever which may jeopardize or endanger the distinctiveness or validity of the Trademark. ROBERTS agrees that it will place on promotional materials bearing Trademark such trademark notice as MERCK shall direct in writing.

7.4 The Trademark shall at all times remain the property of MERCK. ROBERTS expressly recognizes and acknowledges the validity of MERCK's title in and to the Trademark and will not contest its validity. All use of the Trademark hereunder shall inure to the benefit of MERCK.

7.5 ROBERTS shall not use or register any trademark which is confusingly similar to Trademark.

7.6 ROBERTS shall give prompt notice to MERCK of any infringement by any person of the rights of MERCK in and to the Trademark which come to its attention. ROBERTS shall reasonably cooperate with MERCK in taking action against infringement of the Trademark, the control of such action, including whether to initiate action and settlement thereof, being exclusively that of MERCK. MERCK shall reimburse ROBERTS for its reasonable expenses in connection therewith, incurred at the specific written request of MERCK.

7.7 Immediately upon the termination or expiration of this Agreement for any reason whatsoever, ROBERTS shall cease all use of the Trademark. In such event, any promotional material and any existing stock of Product purchased pursuant to this Agreement should be returned to MERCK. Any COGS payments made by ROBERTS for such Product shall be returned or credited, as appropriate.

8.     WARRANTY AND LIMITATIONS
       ------------------------

8.1    MERCK warrants that:

     (i) Product will, when delivered to ROBERTS, meet the specifications and standards of Product identity, strength, quality and purity set forth in the NDA, as it may be supplemented from time to time by MERCK, for such Product; and

    (ii) When delivered to ROBERTS, Product will not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act (the "Act"), or any other applicable laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and in effect at the time of delivery of Product to ROBERTS.

8.2 THE FOREGOING WARRANTIES ARE THE SOLE AND EXCLUSIVE WARRANTIES OFFERED BY MERCK REGARDING PRODUCT PURCHASED HEREUNDER. ALL OTHER WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, ARE DISCLAIMED.

8.3 If ROBERTS at any time shall claim that a shipment of Product did not meet the foregoing warranties when delivered to ROBERTS, ROBERTS shall notify MERCK and MERCK shall conduct an assay of its retained sample, if any, of such shipment. If MERCK agrees with ROBERTS's claim, MERCK, at its option, will either replace such shipment of Product or credit ROBERTS for payment made for such shipment. If the parties are unable to resolve their differences, then either party may refer the matter to an independent specialized firm of international reputation agreeable to both parties for final analysis, which shall be binding on both parties thereto. The cost of any analysis shall be paid (a) by ROBERTS, if Product is determined to have met the foregoing warranties or (b) by MERCK, if Product is determined not to have met the foregoing warranties.

8.4 Any claim on account of quantity, weight, loss or damage to Product, or any other matter that should be discernible by visual inspection, must be made by ROBERTS within thirty (30) days of ROBERTS's receipt of shipment of such Product. ROBERTS's remedy in this event shall be replacement of Product.

9.     INDEMNITY
       ---------

9.1 MERCK shall indemnify, defend and hold ROBERTS, its subsidiaries, parents and successors, and their respective directors, officers, employees and agents harmless from and against any and all claims, actions, causes of action, liabilities, loss, costs and expenses (including reasonable attorneys' fees), arising out of third party claims relating to Product, to the extent that such claims result from (i) failure of Product to satisfy the warranty specified in
Section 8.1 above, (ii) failure to provide adequate disclosure of contraindications, warnings, precautions and adverse reactions in Product packaging, labels or related physician circulars as delivered to ROBERTS, (iii) any negligent or intentional act or omission of MERCK in storing or delivering Product, (iv) any other negligent or intentional act or omission of MERCK, and
(v) any breach by MERCK of its obligations under this Agreement; provided, however, that MERCK shall have no such duties to the extent such claims, actions, causes of action, liabilities, losses, costs and expenses are caused by breach of this Agreement by ROBERTS or by the negligent or more culpable act or omission of ROBERTS, its subsidiaries, parents and successors, and their respective directors, officers, employees and agents, or a third party to whom Product is sold or delivered.

9.2 ROBERTS agrees to indemnify, defend and hold MERCK, its subsidiaries, parents and successors, and their respective officers, directors, employees and agents, harmless from and against any and all third party claims, actions, causes of action, liabilities, losses, costs and expenses (including reasonable attorneys' fees) arising out of third party claims relating to Product, to the extent that such claims result from (i) packaging, labeling, or other items which are produced or modified to ROBERTS's specifications, (ii) distribution, marketing, sales or promotion of Product by ROBERTS, including but not limited to, implied or express claims of efficacy or safety for Product which are not consistent with MERCK's approved product circular or FDA regulations, (iii) any misrepresentations or negligent or intentional act or omission of ROBERTS, or its directors, officers, employees or agents, (iv) any misrepresentation or negligent or intentional act or omission of a third party acting on ROBERTS's behalf to whom Product is sold or delivered, and (v) any breach by ROBERTS of its obligations under this Agreement; provided, however, that ROBERTS shall have no such duties to the extent such claims, actions, causes of action, liabilities, losses, costs and expenses are caused by the breach of this Agreement or by the negligent or intentional act or omission of MERCK, its subsidiaries, parents and successors, and their respective officers, directors, employees and agents.

9.3 Each party agrees to give the other prompt written notice of any claims made for which the other might be liable under the foregoing indemnification, together with the opportunity to defend, negotiate, and settle such claims. The party seeking indemnification under this Agreement shall provide the other party with all information in its possession, authority, and assistance necessary to enable the indemnifying party to carry on the defense of such claims.

9.4 Neither party shall be responsible or bound by any settlement made without its prior written consent.

9.5 ROBERTS shall secure comprehensive general liability insurance with minimum limits of $5 million per occurrence and in the aggregate. ROBERTS shall name MERCK as an additional insured under a broad form vendors endorsement. ROBERTS shall provide to MERCK a certificate of insurance disclosing the policy limits and all other information necessary to ascertain whether ROBERTS is meeting its obligations under this Section 9.5 prior to the execution of this Agreement, and from time to time as requested by MERCK during the term of this Agreement. The insurance policy shall require notice to MERCK at least thirty
(30) days prior to cancellation, non-renewal or material change in such insurance.

10.    SAMPLES
       -------

10.1 MERCK shall supply samples of Product to be used by ROBERTS in the amount of three and one-half percent (3.5%) of the volume of Product purchased by Roberts each calendar year. Such samples shall be sent to ROBERTS at MERCK's expense. The storage and distribution of samples is the exclusive responsibility of ROBERTS and shall be in conformance with ROBERTS's obligations under Section 5.8 of this Agreement.

11.    RECALL
       ------

11.1 In the event MERCK or ROBERTS shall be required or shall voluntarily decide to recall or undertake a market withdrawal of Product, then MERCK and ROBERTS shall fully cooperate with each other in taking any action required to effectuate such recall or market withdrawal. If a recall or market withdrawal is initiated for any of the reasons which would give rise to a MERCK indemnity obligation under Section 9. 1, MERCK shall pay the costs and expenses of such action, including reasonable costs for public relations communications. If the recall or market withdrawal is initiated for any of the reasons which would give rise to a ROBERTS indemnity obligation under Section 9.2, ROBERTS shall pay the costs and expenses of such action, including reasonable costs for public relations communications.

11.2 MERCK and ROBERTS agree to abide by all decisions of the other to recall Product or undertake a market withdrawal of Product.

12.    ADVERSE EXPERIENCES: COMPLAINTS
       -------------------------------

12.1 ROBERTS shall notify MERCK immediately, but in no event more than forty eight (48) hours, if ROBERTS receives any notice of a serious or unexpected adverse drug experience associated with the use of Product. The terms "serious," "unexpected," and "adverse drug experience" as used in this Section 12.1, shall have the same meaning as the definitions set forth in Title 21 of the Code of Federal Regulations, Section 314.80(a), and in effect at the time of ROBERTS's notice or report to MERCK. Notice shall be sent to Worldwide Product Safety & Epidemiology, Merck & Co., Inc., P.O. Box 4, West Point, PA 19486, and shall be in conformance with Merck Policy Letter No. 105 (in Schedule III of this Agreement) to the extent possible.

12.2 ROBERTS shall notify MERCK immediately upon receiving notice of (i) information concerning any incident that causes Product or its labeling to be mistaken for, or applied to, another article; (ii) information concerning any change or deterioration in distributed Product; (iii) any complaint alleging mislabeling; or (iv) any incident involving an allegation of tampering or a defective child-resistant closure. In this event, ROBERTS shall fax the following information to

MERCK, Regulatory Services, Customer Complaint Unit at (215) 652-2441: (i) description of the complaint; (ii) lot numbers involved; (iii) number of product units affected; (iv) customer name, address and phone number; and (v) whether or not the customer will be sending a "complaint sample," i.e. a sample of the problem. Complaint samples should be sent to Regulatory Services, Customer Complaint Unit, Merck & Co., Inc., P.O. Box 4, WP38B-5, West Point, PA 19486. Once MERCK has completed its investigation of the complaint, MERCK shall forward a copy of the report to ROBERTS. ROBERTS shall report the results back to the customer.

12.3 ROBERTS shall report in no less than ten (10) days to MERCK all other information concerning any complaint of any kind regarding Product, its labeling, quality or packaging, including but not limited to, any adverse drug experience not reported pursuant to Section 12.1 above, such as any non-serious or expected adverse drug experience. Such reports shall be made in accordance with the procedures of either Section 12.1 or Section 12.2, as applicable.

12.4 It is understood and agreed that the reporting requirements set forth in this Article 12 are based on MERCK policies and procedures and regulatory reporting requirements. Accordingly, in the event of changes to regulatory requirements or MERCK policies and procedures for adverse experience reporting, ROBERTS agrees to comply with such revised notification procedures as requested in writing by MERCK.

13.    REGULATORY ACTIONS
       ------------------

13.1 ROBERTS shall immediately notify MERCK of any information ROBERTS receives regarding any threatened or pending action by any governmental regulatory authority responsible for granting approvals or registrations for marketing, distribution or promotion of Product, for implementing or enforcing government rebate or discount agreements relating to Product, or for inspection or licensing of ROBERTS's facilities that are used for distribution of Product, which may affect the safety or efficacy claims of Product or the continued marketing, distribution, reimbursement or promotion of Product. Upon receipt of any such information, ROBERTS shall consult with MERCK in an effort to arrive at a mutually acceptable response or procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the rights of either party to make a timely report of such matter to any governmental agency or take other action that it deems to be appropriate or required by applicable law.

14.    RECORDS; AUDITS; INSPECTIONS
       ----------------------------

14.1 ROBERTS shall keep current and accurate books and records in sufficient detail to enable MERCK to calculate MERCK's compensation under Article 3 of this Agreement, and to ensure compliance with this Agreement, including but not limited to ROBERTS's Detailing obligations under Section 5.2 of this Agreement, and all applicable laws, rules and regulations regarding marketing, sale and distribution of Product. ROBERTS shall also permit MERCK to conduct, upon reasonable notice, such audits and inspections of books, records and ROBERTS's facilities as are necessary to ensure compliance with this Agreement and with all applicable laws, rules and regulations regarding marketing, sale and distribution of Product.

14.2 MERCK shall provide ROBERTS quality control certificates which certify that Product was Manufactured in accordance with current Good Manufacturing Processes and meets the specifications therefor, if required by regulation or requested by ROBERTS.

14.3 All other records relating to the Manufacture of Product hereunder shall be retained by MERCK for a period of not less than one (1) year from the date of expiration of the lot of Product to which said records pertain.

15.    CONFIDENTIALITY
       ---------------

15.1 Each party agrees to keep secret and confidential any and all information which may be disclosed by the other hereunder, and the party receiving such confidential information shall not, without the disclosing party's prior written approval (i) use such information except in connection with the performance of the receiving party's obligations hereunder or (ii) disclose such information to any employee or to any third party; except those who need to know in connection with the receiving party's performance of its obligations hereunder or as is required by law. The obligations imposed by this Section shall not apply to any information:

        (a)  which at the time of disclosure is in the public domain; or

        (b) which, after disclosure, becomes part of the public domain by publication or otherwise, through no fault of the receiving party; or

        (c) which is made available to the receiving party from sources independent of the disclosing party who do not have any confidentiality obligation to the disclosing party or any other party with respect to such information.

15.2 Any public announcement by either of the parties concerning this Agreement or the arrangements between the parties provided for in this Agreement must be preapproved by both parties.

15.3 Upon request by the disclosing party, the receiving party shall return to the disclosing party all documents containing the disclosing party's confidential information (including all copies).

16.    FORCE MAJEURE
       -------------

16.1 Neither party shall be liable for failure or delay in performance hereunder (except the payment of money) if such failure or delay is due to acts of God, weather, fire or explosions; war, invasion, riot or other civil unrest, governmental laws, orders, restrictions, actions, embargoes or blockades; actions by regulatory agencies which delay, prohibit or otherwise adversely affect MERCK's ability to Manufacture Product; national or regional emergency, injunctions, strikes, lockouts, labor trouble or other industrial disturbances; inability to obtain, shortage or interruption of materials, labor, containers, fuel or transportation; breakage of machinery or equipment or other accidents; or any other cause beyond the control of such party.

17.    TERM AND TERMINATION
       --------------------

17.1 This Agreement shall take effect as of the date first above written and shall continue in effect until December 31, 1999, unless sooner terminated as set forth herein. MERCK and ROBERTS shall extend the Agreement for an additional two (2) year period, provided, however, that such extension shall be at MERCK's option if in any calendar year of this Agreement (i) Net Sales are below Baseline Net Sales, or (ii) ROBERTS is in breach of its obligations with respect to Details provided in Section 5.2 of this Agreement. MERCK's failure to declare the Agreement terminated or breached as a result of either of these events shall not effect MERCK's option under this Section 17.1.

17.2 Except as otherwise provided in this Agreement, this Agreement may be terminated upon thirty (30) days prior written notice by either party at any time if it is proven by reasonable evidence that the other party is in breach of its essential obligations under this Agreement. In the event of termination of this Agreement under this Section 17.2 or any other provision of this Agreement, ROBERTS shall provide MERCK reasonable assistance in transferring responsibility for distribution of Product to MERCK, including but not limited to, providing MERCK with a list of customer names and addresses, copies of any contracts with customers, and any inventory of Product if requested by MERCK.

17.3 In the event that MERCK's current supply contract for bulk Product is terminated, MERCK shall give ROBERTS notice within ten (10) days. MERCK shall continue to supply ROBERTS with Product under the terms of this Agreement for an additional two (2) years after such notice, provided, however, that MERCK may, within one year of giving such notice, at its option terminate this Agreement effective at the expiration of that two year period.

17.4 The termination of this Agreement shall not affect any obligation of the parties to make payments under the provisions of the Agreement which may be outstanding at the time of termination. Any such amount owed shall be paid within (30) days of the termination of this Agreement. In addition, the provisions of Section 5.6, Section 5.12, Section 5.15, Section 5.17, Section 7.5, Section 7.7, Article 9, Article 11, Article 12, Article 13, Article 15 and
Article 25 shall also survive the termination of this Agreement.

17.5 In the event that Net Sales of Product are less than $15,000,000 in any one calendar year of this Agreement and ROBERTS is not and has not been in default of any of its obligations herein, MERCK and ROBERTS agree to negotiate in good faith a modification of the terms of this Agreement, if so requested by ROBERTS. In the event that the parties are unable to reach an agreement after such negotiations, ROBERTS shall have the right to terminate this Agreement upon ninety (90) days written notice to MERCK. In the event of such a termination, ROBERTS shall bear all costs associated with the transfer of marketing and distribution of Product, including but not limited to, costs incurred to change Product labeling, communicate the change to MERCK's and ROBERTS's customers, ship Product from ROBERTS's facilities to MERCK's facilities, and to repackage such returned Product.

18.    SUPERIORITY
       -----------

18.1 This Agreement constitutes the entire agreement between MERCK and ROBERTS with respect to the distribution of Product hereunder and supersedes any other agreements, understandings or commitments made prior hereto. The terms of this Agreement may not be altered except in a writing signed by MERCK and ROBERTS. Provisions in any purchase orders or other documents prepared by ROBERTS or MERCK which are in addition to or inconsistent with the terms and conditions of this Agreement shall be ineffective unless expressly consented to by both parties in writing.

19.    GOVERNING LAW
       -------------

19.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the provisions of conflicts of law thereof.

20.    ARBITRATION
       -----------

20.1 Any controversy, claim or dispute arising out of or relating to the performance, construction, interpretation or enforcement of this Agreement, including disputes as to the scope of this clause, shall be resolved through good faith negotiations between the parties. If such efforts prove unsuccessful, all such controversies, claims or disputes shall be submitted to binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. (S) 1 et seq. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Act. The arbitration award shall be final and binding and it may be confirmed and enforced in any court of competent jurisdiction. The arbitration proceeding shall commence no later than forty-five (45) days from the date of the selection of the arbitrator. The arbitrator shall issue the Award no later than thirty (30) days from the close of the hearing. Each party shall pay for all attorney fees it incurred in connection with the arbitration. Materials, submissions and documents relating to the arbitration shall be deemed confidential subject to the provisions of
Article 15 above.

21.    SEVERABILITY
       ------------

21.1 In the event that any provision of this Agreement shall be found unenforceable, such finding shall not be construed to affect any other provision of this Agreement, which shall remain in full force and effect.

22.    HEADINGS
       --------

22.1 The headings contained in this Agreement are inserted for convenience of reference only and shall not be used in construing this Agreement.

23.   NOTICES
      -------

23.1 Except as otherwise provided in this Agreement, notices under this Agreement shall be in writing and shall be delivered by certified first class mail, return receipt requested, to the following addresses of the parties or to such other addresses as may be hereafter designated in writing by the parties:

      If to ROBERTS:

              Roberts Laboratories, Inc.
              Attn.: Vice-President and General Counsel
              Meridian Center II
              4 Industrial Way West
              Eatontown, NJ 07724

      If to MERCK:

              Merck & Co., Inc.
              Attn.: Sr. Director, Business Development & Relations
              P.O. Box 4
              West Point, PA 19486-0004

24.    ASSIGNABILITY
       -------------

24.1 Neither party may assign, transfer or otherwise dispose of this Agreement, or any obligation with respect thereto, to any third party without the prior written consent of the other party, except that MERCK may assign or transfer this Agreement, or any part thereof, to a subsidiary or joint venture in which it owns at least fifty percent (50%), without the consent of ROBERTS. Any attempted assignment in violation of this Section shall be void.

25.    GUARANTEE OF PARENT
       -------------------

25.1 ROBERTS warrants and represents that Roberts Pharmaceutical Corporation, a New Jersey corporation, is the parent of ROBERTS, and unconditionally guarantees ROBERTS's performance under this Agreement, including but not limited to, all of the obligations and liabilities of ROBERTS set forth in this Agreement. This guarantee shall be continuing and shall survive the termination of this Agreement for any reason whatsoever, and may operate as an indemnification or an assumption of liabilities by Roberts Pharmaceutical Corporation as may be required by MERCK.

26.    WAIVER
       ------

26.1 No waiver by any party in one or more instances of any of the provisions of this Agreement or the breach thereof shall establish a precedent for any other instance with respect to that or any other provision. Furthermore, in case of waiver of a particular provision, all other provision of this Agreement will continue in full force and effect.

27.    NO INTELLECTUAL PROPERTY RIGHTS ACQUIRED
       ----------------------------------------

27.1 Each party agrees that it shall not obtain any rights in or license to any patents, trademarks, copyrights, knowhow, trade secrets or other intellectual property rights of the other party by virtue of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

     MERCK & CO., INC.            ROBERTS LABORATORIES, INC.
Legal Approval (AD 2/15/95)


By:  Raymond V. Gilmartin         By: Anthony P. Maris
   ----------------------             --------------------------
Title: Chairman, President,       Title:  Vice President Finance
       and CEO

Date:  2/23/95                     Date:  Feb. 16, 1995


                                   ROBERTS PHARMACEUTICAL
                                     CORPORATION

                                   By: Anthony A. Rascio
                                       -------------------
                                   Title:  Vice President

                                   Date:  Feb. 16, 1995



v1/A-Team/RPC/General/GPL 5354-52/*NOROXIN AGREEMENT